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H&R BLOCK, INC.

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On July 23, 2008, H&R Block, Inc. made available to its shareholders the following letter from its Chairman of the Board, Richard C. Breeden, contained in its 2008 Annual Report:
Dear Fellow Shareowners
This 2008 Annual Report covers a pivotal year in H&R Block’s history, as well as an extraordinarily turbulent period in the financial markets. The Company went through enormous change during the year; yet we were able to perform well and to rebuild strength for the future despite the considerable national economic turbulence. Our improved results during the second half of last year came from focusing intently on business fundamentals, and seeking to draw upon our strengths as a company.
In this letter, I hope to recap our Fiscal Year 2008 results, which are set forth in much greater detail in our Form 10-K for the year, and to provide additional perspective on where we see future opportunities. I hope that you will concur that the Company is now on a much better path strategically and operationally than it was a year ago. While we are encouraged by our accomplishments since the management changes late in calendar 2007, we also recognize that sustained results are the most important in creating value.
FINANCIAL RESULTS
Fiscal years 2007 and 2008 were the first years in which the Company ever experienced net losses in its history, let alone back-to-back money-losing years. We had a consolidated net loss after tax of $434 million ($1.33 per diluted share) in FY07, and another net loss of $309 million ($0.94 per share) in FY08. Losses in discontinued operations, which were almost entirely a result of the Company’s sub-prime mortgage lending subsidiary, were $1.6 billion ($4.81 per share) during these two years.
While one cannot ignore nearly $1.6 billion in sub-prime losses merely by branding them as losses from discontinued operations in accounting terms, it is relevant to look at the underlying earnings from continuing, non-mortgage operations. Here the picture for FY 2008 was good, with continuing earnings of just over $454 million, or $1.39 per diluted share compared with just over $374 million, or $1.15 per share in FY 2007. The fourth quarter of FY08 was even better, with $543.6 million, or $1.66 per diluted share, in consolidated net income, compared to a consolidated net loss of $85.6 million, or $0.26 per diluted share in the prior year.
Our results for tax season 2008 were the best we have had in many years. Revenues in Tax Services grew 11.3% to reach $3 billion for the first time. Even more importantly, pretax income grew 11.4% to more than $785 million. We increased the number of retail clients by 3.8% overall, and nearly 2% without the Economic Stimulus Plan (ESP) filers included. Two percent may sound small, but that is a considerable jump in one year on a very large base. We believe this shows significant traction in the marketplace for our initiatives, and it’s the principle reason we feel we enter FY 2009 with very positive momentum.

TAX: OUR CORE BUSINESS
In FY08, H&R Block helped a record 23.5 million clients in the U.S., Canada and Australia meet their tax filing obligations quickly and accurately. More than 120,000 trained tax professionals in the field, as well as tax specialists at the H&R Block Tax Institute and in our digital operations, helped deliver advice and expertise to our clients. We help clients file tax returns ranging from the most simple to the very complex. Beyond helping clients determine what they owe in tax, we also help clients understand the deductions, credits, tax incentives and other government benefits that may be available in each taxpayer’s individual circumstances.
The tax business quite simply makes H&R Block what it is. We are widely known, and our brand is widely respected, for the job we do helping clients with their taxes.
•	For more than a half century, H&R Block has provided clients excellent advice at a fair price.

•	We help clients meet their filing obligations, but not pay more than they owe.

•	We stand behind our work.
It is worth remembering what a large market we serve. By the end of 2008, almost 125 million American households will have received refunds of more than $350 billion including the ESP refunds this year. To put that in perspective, Americans will receive more in tax refunds this year than the entire Gross Domestic Product of Sweden or Switzerland. American tax refunds would rank as the world’s 31st largest economy if they were a separate country.
It is safe to say that the U.S. Tax Code has a very large effect on most Americans, and that the Code is exceptionally complex. For example, we believe that well over 50% of do-it-yourself tax filings contain errors in the amount owed. We offer a very successful product called “Second Look” aimed at helping taxpayers find errors in returns they prepared themselves, or that were prepared by others. For a fee of $29, we review their prior tax filing and identify any errors we find. We have found overpayments in almost 50% of the returns we review, and the average saving for clients who re-file with us is more than $1,500.
For many of our clients, our advice is received face-to-face in an office convenient to their home. Others prefer to prepare their own returns with the aid of our TaxCut® software program. A growing number of clients elect to file through one of our online programs. However, embedded in all our services is the expertise and experience necessary to help clients get it right. In fact, the typical H&R Block client is served by a tax professional with more than eight years of experience, and we have many professionals with 20 or more years of tax preparation experience.

We believe there is a compelling business advantage in being able to offer clients advice and problem-solving from trained and experienced tax professionals. Even in online services, our tax professionals give us an ability to deliver “click-to-chat” customer service that can connect the online client with a highly knowledgeable tax expert. Of course you can’t get a box of software to speak up for you in an IRS audit, but our professionals will stand behind any return challenged by the IRS. The bottom line is that we don’t believe that only one approach is right for everyone, so we seek to provide a range of solutions and different levels of assistance to enable each taxpayer to find a solution from H&R Block that fits their needs.
•	No other company in the world helps with the tax needs of so many people through every possible form of assistance — in person, through do-it-yourself software, or through on-line filing in many different forms.

•	We believe we have a larger group of trained and experienced tax professionals than any other company can offer.

•	As tax laws become more complicated, the ability to get sensible and practical advice from a knowledgeable advisor becomes ever more valuable.
Our strong results in Tax Services in the U.S. were also reflected internationally. Our results in Canada and Australia included a 6.1% jump in clients served, and approximately 30% and 60% increases in revenues and pretax profits, respectively. About half of this profit increase flowed from favorable currency adjustments, but we still increased pretax profit nearly 30% year-on-year without currency effects. This highlights an opportunity for the future, as today most of our tax services’ revenues and profits come from operations in the United States. However, people pay taxes in almost every country, and we know Americans aren’t the only people in the world who will ever need assistance with computing and filing their taxes.
RECENT HISTORY
For almost a decade, internal focus on the tax business at H&R Block had been affected as the Company pursued a diversification strategy in financial services that failed to deliver on its expected benefits. For at least part of this time, the tax business seemed to drift, and overall corporate overhead costs spiraled upward.
The net impact of everything over the recent past was weakened long-term competitiveness, persistent under-performance in total shareowner returns, and finally a sharp loss of share value. The share price of $19.32 on the day I was named Chairman was almost exactly the same as the share price of $19.31 on April 30, 2003, representing a tremendous loss of value compared with market performance during those years.
Just over 84% of shareowners voted for a new approach in the proxy contest leading up to the 2007 Annual Meeting. This led to a change in leadership and direction. In the months since the election, the Company has been working furiously to realign strategy, improve operations, and focus intently on serving the needs of our clients.

In a matter of days following our senior management changes, we closed all sub-prime loan origination activities. On April 30, 2008, the Company completed its exit from the mortgage business by selling its mortgage loan servicing operation to a unit of W.L. Ross & Co., which allowed the Company to reduce debt by almost $1.3 billion overnight.
Throughout calendar year 2007, the Company’s net worth was falling due to losses in our mortgage business, while financing requirements for defaulted loans and servicing advances (essentially loans to owners of mortgage backed securities) were growing rapidly. Our interim CEO Alan M. Bennett, our CFO Becky Shulman, our President of Retail Tax Tim Gokey and the entire management team did a terrific job cauterizing the sub-prime mortgage wounds and moving quickly to shore up the balance sheet and rejuvenate core operations.
We used our cash flow from the tax season and the sale proceeds from our mortgage servicing business to pay down roughly $4 billion in debt. We took a painful round of cost cuts and staff reductions to get our support functions into closer proportionality to our ongoing business needs, and to recognize the reality that, without sub-prime mortgage lending, we are a smaller company. We worked hard to improve operating margins throughout every one of our businesses, while also seeking to grow market share wherever possible.
In purely financial terms, H&R Block is far stronger today than it was a year ago, and we expect to continue to enhance net worth over the coming year through retained earnings. Depending on how fast we are able to do that, as well as market conditions, we should be able to start channeling an increasing share of our earnings power into repurchasing our own shares beginning some time around the end of FY 2009.
LOOKING TO THE FUTURE
We know that H&R Block has a proven ability to deliver high-quality tax advice to clients in every walk of life, in every economic circumstance, and through every possible delivery channel. We want our tax professionals to spend their time with clients being good tax professionals and delivering the best advice and assistance possible. We want to be sure that we meet and exceed client expectations for the quality of advice, and that they perceive a high level of value from doing business with us.
In tax season 2008, we had new financial products at lower prices, strong customer focus through products like Second Look and greater efficiency in operations. However, we don’t plan to rest on the laurels of one tax season, no matter how good it was. For the coming year, management will work hard to build on the momentum we believe we generated in tax season 2008 with additional products, continued better pricing for consumers, new tools for our tax professionals and strengthened delivery channels to reach an even greater number of clients.
At least in terms of focus, the H&R Block Tax Services business is back, and we are determined to make it better than ever before.

In addition to being the best provider of tax services, another goal is to become the most efficient, lowest cost provider in the marketplace. Though we aren’t there today, we believe our size and scale should enable us to drive significant efficiencies. Success in this effort will benefit shareowners, clients and our associates as we build a fundamentally stronger company. This effort involves not just cutting out unnecessary expenses, as we did this year and will continue to do in the future. It also involves reinvesting in the business to make it stronger.
One area of reinvestment is harnessing technology to help us deliver better service in a more productive manner. For example, we are working hard to develop systems that will enable every tax professional (and ultimately every client) to access tax professionals with relevant specialized knowledge and experience anywhere in the company, and not just in the specific office where a client is being helped. We also believe that technology can enable our tax professionals to spend less time entering financial data from taxpayers and more time analyzing that data.
Other areas of reinvestment will include higher levels of marketing effort, and potentially selected acquisitions to enhance our normal organic pace of client growth. We have strong data concerning the payoff over client life cycles from spending on marketing or client acquisition initiatives. In the recent past, we were excessively short term in our orientation, in part because of the voracious capital demands of the mortgage business. In coming years, we intend to channel more of our earnings into building our client base than we have in the past few years.
The Company has long been an acquirer of quality accounting and tax preparation businesses owned by independent providers. These “add-on” transactions can play an effective role in building out our footprint and enhancing market share. With attentions turned elsewhere in recent years, we may have been somewhat less aggressive in our efforts to use these types of small acquisitions to build our client base than was desirable. Growing the customer base organically is our first preference, but we will be more vigilant in looking for add-on opportunities to acquire existing tax and accounting businesses in the next few years.
From its earliest times, H&R Block has utilized franchising to help spread its network of offices to reach more clients. While other competitors rely almost exclusively on franchisees, H&R Block has historically utilized a mix of company-operated and franchisee-operated locations. We believe that approach serves shareowners well. However, we also recognize the significant benefits franchisees can bring through knowledge of the local community, entrepreneurial spirit and other tangible and intangible factors. H&R Block benefits today from the high quality of our franchisees who deliver H&R Block quality coast-to-coast. For the future, we are likely to put greater emphasis on franchising as we expand. This will be particularly true as we build out alternative distribution channels such as our Express Tax system, or pursue specialized economic, ethnic or international markets. We believe that increased franchising will help us enhance growth and returns on capital without compromising our company-owned system or the quality our clients expect from us.
RSM MCGLADREY
Another area of opportunity for the future is our wholly owned subsidiary RSM McGladrey (“RSM”). Through what is know as an “alternative practice structure,” RSM McGladrey and McGladrey & Pullen LLP (“M&P”), as independent entities, provided attest, accounting, tax and business consulting services to mutual clients. M&P is a licensed CPA firm and provides attest services only, whereas RSM McGladrey delivers all other services to clients. RSM McGladrey and M&P offer services to a client base largely comprising small- and medium-sized, privately held U.S. businesses. Although they are separate firms, RSM McGladrey and M&P jointly market their respective services to mutual clients. Through H&R Block, RSM McGladrey is the only major accounting firm today with access to public capital, and we believe that this can be an engine for future expansion. Through RSM McGladrey, we provide nearly a half billion dollars of tax advice to middle-market businesses and their owners. RSM McGladrey also delivers business advice in a wide range of areas, as well as tax and accounting assistance, to the small- and medium-size businesses that form the heart of the U.S. economy.
RSM McGladrey generates slightly more than 20% of H&R Block’s consolidated revenues. However, in the past it has sometimes been distracted by peripheral businesses and unprofitable efforts, such as providing finance and accounting services on an outsourced basis. Consistent with the theme of refocusing on the basics in our Tax Services business, we are refocusing RSM McGladrey on its core accounting, tax and consulting services. RSM McGladrey has exited certain noncore businesses in the last two years, and may exit others in the future as we intensify focus on becoming the premier provider of business and tax advice to the small- and medium-sized business sector. At RSM McGladrey, there may have been more historic focus on expansion of revenues than on efficiency. While we want to see RSM McGladrey get bigger, our first priority is on seeing it get better. That means new tools to provide better service to clients such as a new audit methodology and new IT tools for our personnel that we rolled out in 2007. It also means improving our operating margins so that we can deliver stronger returns to our shareowners and rising incomes to our professionals.
RSM McGladrey increased pretax income by 54% this year to just under $90 million. Pretax profit margins grew 52% this year, rising from 6.2% to 9.4% and we believe margins can improve even more in the future. We will continue to focus on delivering clients excellent services at a competitive cost, while also generating increasingly strong returns for the company. We believe that margins among the “Big 4” firms and our direct competitors in the small-midsize business sector suggest that we are far from maximizing our potential at RSM McGladrey. As with cost reductions in our tax business, we believe that enhanced efficiency within RSM McGladrey will benefit our partners and associates, our clients and our shareowners. Going forward we anticipate RSM McGladrey being a major part of H&R Block’s strategic focus, complementing our Block-branded Tax Services.

FINANCIAL SERVICES
In recent years, H&R Block’s management put enormous emphasis on financial services businesses. In addition to mortgage lending, these included securities brokerage and banking services. While we have exited the mortgage business, we remain in both securities brokerage through H&R Block Financial Advisors (HRBFA) and banking through H&R Block Bank, which holds a flexible thrift institution charter from the federal Office of Thrift Supervision.
The Changing Nature of the Bank. At the outset of FY08, the Bank held in its portfolio almost $1.4 billion in mortgage loans it had purchased from Block’s subsidiary Option One Mortgage Corp or from third parties. The Bank was being used primarily to finance ownership of whole mortgage loans, or interests of different kinds in mortgage securities. Most of this portfolio was funded with purchased deposits from various sources, including HRBFA, as the Bank does not have a traditional retail branch network to gather its own core deposits. That particular strategy involved high costs, even higher risks, and rather low returns. All in all, that mix is not a particularly appealing combination.
We have already made considerable changes to the business mix at the Bank. For starters, we eliminated the practice of purchasing third party mortgages. While we plan to hold the mortgage portfolio to maturity, there should be a fairly rapid shrinkage of the portfolio through loan payments and payoffs. Already by April 30, 2008, the size of that portfolio had fallen $346 million compared to the prior year, with an aggregate of $966.3 million still on the books. In two years, we would expect that portfolio to be somewhere in the $500-700 million range, although this will be affected quite a bit by mortgage market availability and rates during the interim. At year-end, total assets of the Bank were down 28% year-over-year, and we will continue to try to shrink the Bank’s balance sheet as we try to evolve to what we call a “skinny bank.”
The Bank’s balance sheet holds high levels of capital compared to thrift and banking industry norms, and we intend to keep it that way. If we are going to own a bank, we will own a strong one. Part of the commitment to balance sheet strength in the Bank involves capital percentages. However, diligence in recognizing and reserving for asset quality issues is equally if not more important. While the Bank met regulatory standards, during Fiscal 2008 we beefed up reserves for problem mortgage loans.
We believe that the Bank’s portfolio of loans is somewhat stronger in terms of loan-to-value ratios and customer credit strength than comparable portfolios at many other institutions. We also do not believe that the home price declines we are seeing today will go on forever, although we do not think home prices have finished the ongoing adjustment process. Even as the aggregate outstanding balance of our mortgage portfolio is falling, we are managing credit issues on individual loans through loan modifications and other steps to help borrowers under pressure. As the end owner of these mortgages, we are free to make modifications to help borrowers stay current in their loans. We will continue to work hard to minimize the foreclosures we have to make, as this benefits both the Bank and our borrowers.

For the future, our banking business will be oriented to providing loans, lines of credit and basic banking facilities such as the H&R Block Emerald Prepaid MasterCard™ for tax clients. More than 2.6 million clients opted to take an Emerald Card during this tax season. Here we believe the Bank can help us attract new clients, as well as serve existing tax clients more effectively. For example, we offer customers without mainstream banking relationships the ability to use payroll direct deposit onto an Emerald Card, thereby enabling them to avoid use of “check cashing” firms entirely.
We have also been working to develop new financial products through the Bank, such as our H&R Block Emerald Advance Line of Credit. Having the Bank lets us move faster than if we were working with outside partners, and we hope our products will strengthen relationships with existing clients and win new clients who are motivated by credit concerns. We are also seeking to find future ways to provide new products that will have lower fees and interest costs and longer duration than is available in the market today.
It is easy to talk about things that we might do with the Bank. At the same time, one must recognize the overhead, operating costs and risks that owning a bank entails. Longer run, the Bank has to deliver results that justify the capital deployed and the risks involved, not just offer the theoretical ability to do so. However, we believe we have a good management team, and we are working closely with our regulators as we seek to reposition the Bank.
H&R Block Financial Advisors. Another part of the Company’s diversification strategy was the acquisition of a securities brokerage business that became H&R Block Financial Advisors. HRBFA has nearly 1,000 financial advisors who seek to offer financial advice, financial products like annuities and financial transaction services to their customers. Roughly 20% of HRBFA’s customer base consists of tax clients of H&R Block, while the rest come to HRBFA irrespective of the tax business. HRBFA has made significant improvements in its advisor productivity and other financial metrics in recent years. Overall performance has continued to improve, although the decline in market interest rate levels during the second half of fiscal 2008 hurt HRBFA’s results in a way that we believe is temporary. At the same time, however, as with the Bank, we have yet to prove that HRBFA can generate an adequate return on the capital it consumes in light of the risks in its business.
STRENGTHENED CORPORATE GOVERNANCE
As most investors know, my “full-time job” is heading an investment fund that owns more than 10 million shares of H&R Block. Both during my tenure as Chairman of the U.S. Securities and Exchange Commission from 1989-1993, and as an investor in recent years, I have seen healthy governance practices increase value for shareowners in both the short and long term, sometimes enormously. Strong governance practices also reduce significantly the considerable and well-demonstrated risks that arise from excessive power in the hands of executive management. In my view, companies that have a healthy balance of power between management and the Board provide better protection to shareowner value than companies with an “imperial” CEO. That doesn’t mean having weak management, but it does mean having management that is held accountable for performance, and a Board that is sufficiently active and well informed that it plays a meaningful role in setting objectives and limitations. Balance is a pretty critical concept in getting governance right, and only a few companies really accomplish that well.
Independent Chairman. Like most American companies, H&R Block operated for many years with a single individual serving as Chairman of the Board, and also as CEO. Irrespective of the individual involved, combining the positions of Chairman and CEO maximizes CEO power, and minimizes checks and balances.
Many shareowner groups favor the separation of the positions of Chairman and CEO, typically by electing a “non-executive” and independent Chairman. In my experience, creating an independent Chairman noticeably strengthens the role of the Board compared with companies that lack Board leadership independent of the CEO.
At the 2007 Annual Meeting, shareowners had the opportunity to vote on a nonbinding resolution calling for H&R Block to separate the positions of Chairman and CEO. Ultimately the resolution passed by a substantial margin. Shortly thereafter the Board accepted the expression of shareowner wishes on this issue and agreed to separate the two positions. At that time, I was elected to serve as the Chairman of the Board, with a one-year renewable term of office.
Implementation of the separation of these positions was accomplished by amending the Company’s corporate governance guidelines. However, those guidelines can be changed by Board action without advance notice to shareowners. Therefore this year the Board approved a proposed amendment to the Company’s Articles of Incorporation to require separation of the positions of Chairman and CEO, and to provide that any person who has previously served as CEO of the Company is not eligible for the Chairman’s position. This amendment will be on the proxy statement this year for a binding vote of shareowners. If adopted, it will require a prior shareowner vote before the separation of the positions of Chairman and CEO could be changed.
Say On Pay. Another change in governance that the Board has adopted this year involves giving shareowners an advisory vote each year on the effectiveness of the Company’s policies on pay and performance. While shareowners cannot vote on the pay of specific individuals, this advisory vote allows direct shareowner feedback to the Board with respect to the Board’s decisions on executive compensation. As with separating the positions of Chairman and CEO, Say on Pay is not a practice of a majority of companies. However, the effectiveness of incentive programs, and whether or not they are effectively linked to performance that increases shareowner value, is highly important for the future. The Board believes the Company has a fairly good record in this area, and hopes that the Company’s compensation practices will always maintain a tight linkage between pay and performance. Therefore, the Board decided it would be a positive step to subject ourselves to the discipline of an annual advisory shareowner vote on how well we are doing linking pay and performance.

Annual Meeting of the Board with Major Shareowners. This year the Board will hold the first of what we anticipate will be annual meetings with a group of the Company’s largest shareowners. Our goal is not for the Board to give information to selected shareowners, but rather for the Board to listen to the concerns and ideas expressed by shareowners directly. In my experience, shareowners may not always be right, but boards that listen to them will benefit from having a better perspective on what well-informed owners think would be best for the company.
De-Staggering the Board and Other Changes. Prior to last year, H&R Block operated with a “staggered” board in which directors were elected to terms of three years. Staggered boards are one of several devices that typically result in more entrenched boards and management. By guaranteeing directors continuation in office irrespective of how badly a company is doing, staggered boards weaken accountability of directors to the shareowners whose interests they represent. H&R Block eliminated its staggered board at the end of 2007, and as a result this year and for the future every member of the board will stand for election for a one-year term. Shortly after the de-staggering occurred, the Board also allowed the Company’s “shareholder rights plan,” or poison pill, to expire.
We also put in place a term limit for directors of twelve years in office. No matter how good a director may have been, we believe that fresh perspectives are also vital for any company. By limiting the length of board service, we can maintain continuity on the board while also guarding against the risk that members may stay beyond the period when they bring the most new ideas and energy to their board service.
A Word of Thanks to All the People Who Made These Events Possible. Hopefully it is clear by now that H&R Block has many strengths as a company. We have a proud tradition, a great brand, strong values and a vibrant business. However, without question our greatest strength is our people. I have mentioned our superb ranks of tax professionals, who study and train on all the complexities of our tax code so that they can deliver advice to their clients. They are a unique asset, and I want to thank all of them for the work that they do year in and year out.
Beyond our tax professionals, associates across the Company have worked extraordinarily hard this year as we changed direction and tried to increase the intensity of our game in many areas. Senior managers and members of the Board have also worked extraordinarily hard this year to adjust to the changes we needed to make quickly. Running a large field organization like H&R Block requires a talented support staff including field management, IT, marketing, finance, treasury, accounting, legal, human resources, communications and other functions. Because of our cost reduction program, literally everyone within the Company had to find ways to do more this year with less. I have seen the effort that goes on all year to create the results that are reflected in our numbers, and it can often be intense. On behalf of the Company, I want to express our pride in our people, as well as our thanks for all the work throughout the year. More than anything else, our people make me optimistic about our ability to build value in the future and succeed in the marketplace.

Very sincerely yours,
/s/ Richard C. Breeden

RICHARD C. BREEDEN
Chairman of the Board, H&R Block, Inc.